Exhibit 99.1

CONTACT:	Tim Mammen	David Calusdian
	Chief Financial Officer	Executive Vice President
	IPG Photonics Corporation	Sharon Merrill
	(508) 373-1100	(617) 542-5300
IPG PHOTONICS REPORTS 14% REVENUE GROWTH FOR SECOND QUARTER 2014
Strong High-Power Laser Sales Drive 18% Increase in Materials Processing Business and Record Revenue Results
OXFORD, Mass. – July 29, 2014 - IPG Photonics Corporation (NASDAQ: IPGP) today reported financial results for the second quarter ended June 30, 2014.

	Three Months Ended June 30,			Six Months Ended June 30,
(In millions, except per share data)	2014	2013	% Change	2014	2013	% Change
Revenue	$192.2	$168.2	14%	$362.8	$310.0	17%
Gross margin	54.2%	53.5%		53.3%	53.4%
Operating income	$68.7	$59.9	15%	$126.5	$109.5	16%
Operating margin	35.8%	35.6%		34.9%	35.3%
Net income attributable to IPG Photonics Corporation	$48.3	$41.7	16%	$88.8	$76.8	16%
Earnings per diluted share	$0.92	$0.80	15%	$1.68	$1.47	14%
Management Comments
"IPG's record revenues of $192.2 million for the second quarter resulted from a strong increase in high-power fiber laser sales for materials processing applications," said Dr. Valentin Gapontsev, IPG Photonics' Chief Executive Officer. "Materials processing sales increased 18% year over year, driven by strength in cutting and welding applications, as well as growth in 3D printing, glass cutting and cleaning applications. The increase in materials processing, which accounts for 96% of our revenue, shows the progress we continue to make in penetrating OEMs for key applications that represent significant growth opportunities. The 70 basis point year-over-year increase in gross margins to 54.2% and growth in net income of 16% demonstrated some leverage returning to our operating model."
"We continue to see strong growth in high-power fiber laser sales, which increased by 22%," said Dr. Gapontsev. "Sales for medium-power lasers increased by 35% and QCW sales were up 44% year over year. While pulsed laser sales declined as expected by 19% year over year due to increased low-power competition in China, we are encouraged by a 12% increase from the sequential first quarter. We are also seeing fast-growing demand for our new generation of picosecond high peak power fiber lasers and multi-hundred watt average power pulsed lasers where we have technological advantages for new applications such as deep engraving, ablation and cleaning."
"Geographically, we reported strong sales growth in Europe and Asia," said Dr. Gapontsev. "In the U.S., sales and order flow remain positive, however, we shipped some large advanced applications and marking & engraving orders in Q2 2013 that resulted in an unfavorable year-over-year comparison."
"We generated $33.5 million in cash from operating activities and had cash and cash equivalents of $483.4 million after using $34.3 million to finance capital expenditures during the second quarter," Dr. Gapontsev said.
Business Outlook and Financial Guidance
"As we enter the second half of 2014, we remain focused on generating profitable growth through expanding our business with existing and new OEMs, developing new applications and introducing new fiber laser-based products. Order flow in Q

2 was strong and, with a book-to-bill ratio of greater than one, we anticipate sequential and year-over-year revenue growth for the third quarter. We will continue to target margins in the range of 50% to 55% while making strategic investments to enhance our product pipeline and expand our worldwide infrastructure," concluded Dr. Gapontsev.
IPG Photonics expects revenue in the range of $190 million to $205 million for the third quarter of 2014. The Company anticipates earnings per diluted share in the range of $0.88 to $1.03 based on 52,769,000 diluted common shares, which includes 52,068,000 basic common shares outstanding and 701,000 potentially dilutive options at June 30, 2014.
As discussed in more detail in the “Safe Harbor” passage of this news release, actual results may differ from this guidance due to various factors including, but not limited to, product demand, order cancellations and delays, competition and general economic conditions. This guidance is subject to the risks outlined in the Company's reports with the SEC, and assumes that exchange rates remain at present levels.
Conference Call Reminder
The Company will hold a conference call to review its financial results and business highlights today, July 29, 2014 at 10:00 a.m. ET. The conference call will be webcast live and can be accessed on the “Investors” section of the Company's website at www.ipgphotonics.com. The conference call also can be accessed by dialing (877) 709-8155 or (201) 689-8881. Interested parties that are unable to listen to the live call may access an archived version of the webcast, which will be available for approximately one year on IPG's website.
About IPG Photonics Corporation
IPG Photonics Corporation is the world leader in high-power fiber lasers and amplifiers. Founded in 1990, IPG pioneered the development and commercialization of optical fiber-based lasers for use in diverse applications, primarily materials processing. Fiber lasers have revolutionized the industry by delivering superior performance, reliability and usability at a lower total cost of ownership compared with conventional lasers, allowing end users to increase productivity and decrease operating costs. IPG has its headquarters in Oxford, Massachusetts, and has additional plants and offices throughout the world. For more information, please visit www.ipgphotonics.com.
Safe Harbor Statement
Information and statements provided by the Company and its employees, including statements in this press release, that relate to future plans, events or performance are forward-looking statements. These statements involve risks and uncertainties. Any statements in this press release that are not statements of historical fact are forward-looking statements, including, but not limited to, generating profitable growth through expanding the Company's business with existing OEMs, finding new OEMs and applications and introducing new fiber laser-based products; anticipation of sequential and year-over-year revenue growth for the third quarter; and achievement of target margins in the range of 50% to 55%, making continued strategic investments to advance IPG's technology and guidance for the third quarter of 2014. Factors that could cause actual results to differ materially include risks and uncertainties, including risks associated with the strength or weakness of the business conditions in industries and geographic markets that the Company serves, particularly the effect of downturns in the markets served; uncertainties and adverse changes in the general economic conditions of markets; the Company's ability to penetrate new applications for fiber lasers and increase market share; the rate of acceptance and penetration of IPG's products; high levels of fixed costs from IPG's vertical integration; the appropriateness of IPG's manufacturing capacity for the level of demand; competitive factors, including declining average selling prices; the effect of acquisitions and investments; inventory write-downs; foreign currency fluctuations; intellectual property infringement claims and litigation; interruption in supply of key components; manufacturing risks; building and expanding field service and support operations; inability to manage risks associated with international customers and operations; and other risks identified in the Company's SEC filings. Readers are encouraged to refer to the risk factors described in the Company's Annual Report on Form 10-K (filed with the SEC on February 28, 2014) and its periodic reports filed with the SEC, as applicable. Actual results, events and performance may differ materially. Readers are cautioned not to rely on the forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to update the forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

IPG PHOTONICS CORPORATION
CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
	(in thousands, except per share data)
NET SALES	$192,204	$168,171	$362,779	$310,023
COST OF SALES	87,977	78,249	169,268	144,460
GROSS PROFIT	104,227	89,922	193,511	165,563
OPERATING EXPENSES:
Sales and marketing	8,047	6,845	15,212	12,713
Research and development	13,362	10,483	26,146	19,281
General and administrative	13,124	12,829	26,040	24,639
Loss (gain) on foreign exchange	945	(110)	(425)	(591)
Total operating expenses	35,478	30,047	66,973	56,042
OPERATING INCOME	68,749	59,875	126,538	109,521
OTHER INCOME (EXPENSE), NET:
Interest expense, net	—	(35)	(139)	(88)
Other income (expense), net	239	(239)	573	(169)
Total other income (expense)	239	(274)	434	(257)
INCOME BEFORE PROVISION FOR INCOME TAXES	68,988	59,601	126,972	109,264
PROVISION FOR INCOME TAXES	(20,705)	(17,881)	(38,158)	(32,417)
NET INCOME ATTRIBUTABLE TO IPG PHOTONICS CORPORATION	$48,283	$41,720	$88,814	$76,847
NET INCOME ATTRIBUTABLE TO IPG PHOTONICS CORPORATION PER SHARE:
Basic	$0.93	$0.81	$1.71	$1.49
Diluted	$0.92	$0.80	$1.68	$1.47
WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	52,068	51,462	52,019	51,435
Diluted	52,769	52,385	52,747	52,357

IPG PHOTONICS CORPORATION
SUPPLEMENTAL SCHEDULE OF STOCK-BASED COMPENSATION

	Three Months Ended June 30,		Six Months Ended June 30,
(In thousands)	2014	2013	2014	2013
Cost of sales	$1,041	$806	$1,931	$1,482
Sales and marketing	434	317	807	601
Research and development	772	482	1,426	864
General and administrative	1,658	1,335	3,008	2,525
Total stock-based compensation	3,905	2,940	7,172	5,472
Tax benefit recognized	(1,250)	(959)	(2,295)	(1,776)
Net stock-based compensation	$2,655	$1,981	$4,877	$3,696

IPG PHOTONICS CORPORATION
SUPPLEMENTAL SCHEDULE OF ACQUISITION RELATED COSTS IN COST OF SALES

	Three Months Ended June 30,		Six Months Ended June 30,
(In thousands)	2014	2013	2014	2013
Cost of sales
Step-up of inventory (1)	$—	$456	$—	$862
Amortization of intangible assets (2)	156	180	312	643
Total acquisition related costs	$156	$636	$312	$1,505

(1)	Amount relates to Microsystems step-up adjustment on inventory sold during the period

(2)	Amount relates to intangible amortization expense during periods presented including amortization of acquired patents

IPG PHOTONICS CORPORATION
CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,
	2014	2013
	(In thousands, except share and per share data)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$483,432	$448,776
Accounts receivable, net	124,144	103,803
Inventories	178,925	172,700
Prepaid income taxes and income taxes receivable	19,706	15,996
Prepaid expenses and other current assets	32,634	30,836
Deferred income taxes, net	15,251	14,232
Total current assets	854,092	786,343
DEFERRED INCOME TAXES, NET	8,139	4,799
GOODWILL	455	455
INTANGIBLE ASSETS, NET	8,472	9,564
PROPERTY, PLANT AND EQUIPMENT, NET	268,122	252,245
OTHER ASSETS	19,106	7,810
TOTAL	$1,158,386	$1,061,216
LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Revolving line-of-credit facilities	$2,724	$3,296
Current portion of long-term debt	12,000	1,333
Accounts payable	15,059	18,787
Accrued expenses and other liabilities	63,379	59,336
Deferred income taxes, net	3,187	2,109
Income taxes payable	16,823	15,218
Total current liabilities	113,172	100,079
DEFERRED INCOME TAXES AND OTHER LONG-TERM LIABILITIES	21,354	21,835
LONG-TERM DEBT, NET OF CURRENT PORTION	—	11,333
Total liabilities	134,526	133,247
COMMITMENTS AND CONTINGENCIES
IPG PHOTONICS CORPORATION STOCKHOLDERS’ EQUITY:
Common stock, $0.0001 par value, 175,000,000 shares authorized; 52,121,222 shares issued and outstanding at June 30, 2014; 51,930,978 shares issued and outstanding at December 31, 2013	5	5
Additional paid-in capital	551,885	538,908
Retained earnings	479,571	390,757
Accumulated other comprehensive loss	(7,601)	(1,701)
Total IPG Photonics Corporation stockholders’ equity	1,023,860	927,969
TOTAL	$1,158,386	$1,061,216

IPG PHOTONICS CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Six Months Ended June 30,
	2014	2013
	(In thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$88,814	$76,847
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	17,088	14,885
Provisions for inventory, warranty & bad debt	12,207	10,255
Other	389	1,956
Changes in assets and liabilities that (used) provided cash:
Accounts receivable/payable	(23,404)	(18,704)
Inventories	(14,988)	(23,814)
Other	(3,231)	(37,151)
Net cash provided by operating activities	76,875	24,274
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of and deposits on property, plant and equipment	(45,781)	(34,263)
Proceeds from sales of property, plant and equipment	254	166
Acquisition of businesses	—	(5,555)
Other	42	407
Net cash used in investing activities	(45,485)	(39,245)
CASH FLOWS FROM FINANCING ACTIVITIES:
Line-of-credit facilities	(535)	(620)
Principal payments on long-term borrowings	(667)	(2,186)
Tax benefits from exercise of employee stock options	2,426	2,356
Exercise of employee stock options and issuances under employee stock purchase plan	3,379	2,177
Net cash provided by financing activities	4,603	1,727
EFFECT OF CHANGES IN EXCHANGE RATES ON CASH AND CASH EQUIVALENTS	(1,337)	(1,325)
NET INCREASE IN CASH AND CASH EQUIVALENTS	34,656	(14,569)
CASH AND CASH EQUIVALENTS — Beginning of period	448,776	384,053
CASH AND CASH EQUIVALENTS — End of period	$483,432	$369,484
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid for interest	$223	$165
Cash paid for income taxes	$41,525	$61,308